Filed Pursuant to Rule 424(b)(2)
Registration No. 333-179667

CALCULATION OF REGISTRATION FEE

	Amount to be registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.25% Senior Notes Due 2017	$300,000,000	99.764%	$299,292,000	$40,823.43
3.75% Senior Notes Due 2023	$500,000,000	99.699%	$498,495,000	$67,994.72
Total	$800,000,000		$797,787,000	$108,818.15
(1)	Calculated in accordance with Rule 457(r)

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 24, 2012)

$800,000,000

THE INTERPUBLIC GROUP OF COMPANIES, INC.

$300,000,000 2.25% SENIOR NOTES DUE 2017

$500,000,000 3.75% SENIOR NOTES DUE 2023

We are offering $300,000,000 aggregate principal amount of 2.25% senior notes due 2017 (the “2017 Notes”) and $500,000,000 aggregate principal amount of 3.75% senior notes due 2023 (the “2023 Notes”, and together with the 2017 Notes, the “Notes”). Interest on the 2017 Notes will be payable in cash semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2013. Interest on the 2023 Notes will be payable in cash semi-annually in arrears on August 15 and February 15 of each year, beginning August 15, 2013.

The Notes will be our senior unsecured obligations and will rank equally with any of our current and future senior unsecured indebtedness. We may redeem the Notes of each series, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement.

The Notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December  31, 2011, which is incorporated by reference into this prospectus supplement.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Company (before expenses)
Per 2017 Note	99.764%	0.60%	99.164%
Per 2023 Note	99.699%	0.65%	99.049%
Total	$797,787,000	$5,050,000	$792,737,000

(1)	Plus accrued interest, if any, from November 8, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes on or about November 8, 2012 only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	HSBC	UBS Investment Bank

Co-Managers

Goldman, Sachs & Co.
ING
Lloyds Securities
Mitsubishi UFJ Securities
RBC Capital Markets
Wells Fargo Securities

The date of this Prospectus Supplement is November 5, 2012.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the debt securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the securities offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, “Interpublic,” “Registrant,” “we,” “us,” “our” and the “Company” each refers to The Interpublic Group of Companies, Inc., unless the context indicates otherwise.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus supplement or in any document incorporated by reference in this prospectus supplement, will automatically update and supersede the information originally included in this prospectus supplement or any document incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on April 26, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on July 26, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on October 26, 2012;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2012; and

•

our Current Reports on Form 8-K filed with the SEC on February 24, 2012 (relating to the share repurchase program), February 24, 2012 (relating to the redemption of 4.25% Convertible Notes due 2023), February 29, 2012 (relating to the sale of $250.0 million aggregate principal amount of 4.00% Senior Notes due 2022), March 2, 2012, March 12, 2012, March 15, 2012, March 26, 2012, May 29, 2012, June 11, 2012 and September 10, 2012.

All documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed incorporated by reference into this prospectus supplement. We will not incorporate by reference into this prospectus supplement information furnished to the SEC under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K after the date of this prospectus supplement, unless and only to the extent specified in that report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING

STATEMENTS AND OTHER FACTORS

This prospectus supplement contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this prospectus supplement that are not historical facts, including statements about our beliefs and expectations, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or comparable terminology are intended to identify forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the “Risk Factors” section of this prospectus supplement and the risk factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition, and our business or financial condition;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	our ability to meet our performance targets and milestones;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks, risks related to developing countries, and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	risks associated with undertaking controversial work that may be challenged by consumer groups.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail under the heading “Risk Factors” in this prospectus supplement.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement, as further described above under “Incorporation by Reference.” This summary may not contain all the information that you should consider before investing in the Notes. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

The Interpublic Group of Companies, Inc.

The Interpublic Group of Companies, Inc. was incorporated in Delaware in September 1930 under the name of McCann-Erickson Incorporated as the successor to the advertising agency businesses founded in 1902 by A.W. Erickson and in 1911 by Harrison K. McCann. The Company has operated under the Interpublic name since January 1961.

About Us

We are one of the world’s premier global advertising and marketing services companies. Through our 43,500 employees in all major world markets, our companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations and specialized communications disciplines. Our agencies create customized marketing programs for many of the world’s largest companies. Comprehensive global services are critical to effectively serve our multinational and local clients in markets throughout the world, as they seek to build brands, increase sales of their products and services and gain market share.

The work we produce for our clients is specific to their unique needs. Our solutions vary from project-based activity involving one agency to long-term, fully integrated campaigns created by multiple IPG agencies working together. With offices in over 100 countries, we can operate in a single region or deliver global integrated programs.

The role of our holding company is to provide resources and support to ensure that our agencies can best meet clients’ needs. Based in New York City, our holding company sets company-wide financial objectives and corporate strategy, establishes financial management and operational controls, guides personnel policy, directs collaborative inter-agency programs, conducts investor relations, provides enterprise risk management and oversees mergers and acquisitions. In addition, we provide limited centralized functional services that offer our companies operational efficiencies, including accounting and finance, executive compensation management and recruitment assistance, employee benefits, marketing information retrieval and analysis, internal audit, legal services, real estate expertise and travel services.

Our Brands

Interpublic is home to some of the world’s best-known and most innovative communications specialists. We have three global networks, McCann Worldgroup (“McCann”), Draftfcb and Lowe & Partners (“Lowe”), that provide integrated, large-scale advertising and marketing solutions for clients, and three global media services companies, UM, Initiative and Brand Programming Network (“BPN”), operating under the Mediabrands umbrella. We also have premier domestic integrated and interactive agencies that are industry leaders as well as a range of best-in-class specialized communications assets.

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McCann offers a full range of communications tools and resources to many of the world’s top companies and most famous brands, positioning McCann to meet client demands in all regions of the world and in all marketing disciplines. McCann Erickson Advertising has operations in over 100 countries. MRM Worldwide is among our industry’s largest global digital and customer relationship management (“CRM”) networks. Momentum Worldwide is a leader in experiential marketing and promotions, as is McCann Healthcare Worldwide in healthcare communications.

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Draftfcb is a modern agency model for clients seeking creative and accountable marketing programs delivered in a media-neutral manner under a unified, integrated business. The company has its roots in both consumer advertising and behavioral, data-driven direct marketing. We believe the agency is the first global, behavior-based, creative and accountable marketing communications organization operating as a financially and structurally integrated business unit.

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Lowe is a premier creative agency that operates in the world’s most dynamic growth markets. Lowe’s core strength is developing high-value ideas that connect with popular culture and drive business results. This is evident in the agency’s global creative rankings and strong local operations in major key markets, such as Deutsch (U.S.), DLKW/Lowe (U.K.), Lowe Lintas (India) and BorghiErh/Lowe (Brazil).

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Mediabrands delivers on the scale and breadth of our media capabilities, making investment decisions for tens of billions of dollars of client marketing budgets, yet retains a nimble, collaborative culture. UM, Initiative and BPN seek to deliver business results by advising clients on how to navigate an increasingly complex and digital marketing landscape. Specialist brands within Mediabrands focus on areas such as the targeting and aggregation of audiences in the digital space, hyper-local marketing, media barter and a range of other capabilities.

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Our domestic integrated independent agencies include some of advertising’s most recognizable and storied agency brands, including Campbell-Ewald, Hill Holliday, The Martin Agency and Mullen. The marketing programs created by this group incorporate all media channels, CRM, public relations and other marketing activities and have helped build some of the most powerful brands in the U.S., across all sectors and industries.

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We also have exceptional marketing specialists across a range of disciplines. These include Jack Morton (experiential marketing), Octagon (sports marketing), industry-leading public relations agencies such as Weber Shandwick and GolinHarris, FutureBrand (corporate branding), and our digital specialist agencies, led by R/GA and HUGE, which are among the industry’s most award-winning digital agencies. Our healthcare communications specialists reside within our three global brands, McCann, Draftfcb and Lowe.

We list approximately 85 of our companies on our website’s “Company Finder” tool, with descriptions and office locations for each.

Market Strategy

We operate in a media landscape that is evolving at a rapid pace. Media channels continue to fragment, and clients face an increasingly complex consumer environment. To stay ahead of these challenges and to achieve our objectives, we have made and continue to make significant investments in creative and strategic talent in fast-growth digital marketing channels and high-growth geographic regions and world markets. In addition, we consistently review opportunities within our company to enhance our operations through mergers and strategic alliances, as well as the development of internal programs that encourage intra-company collaboration. As appropriate, we also develop relationships with technology and emerging media companies that are building leading-edge marketing tools that complement our agencies’ skill sets and capabilities.

In recent years, we have taken several major strategic steps to position our agencies as leaders in the global advertising and communications market. These include:

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We re-organized our media operations under a single management structure, Mediabrands, to reinvent how we plan, buy and measure media investment on behalf of our clients. We have also aligned a spectrum of specialist media companies under this structure. Additionally, we have invested in technology and analytics, including the launch of the IPG Media Lab in New York in 2011, a highly advanced resource for our clients. In 2012, we launched BPN as a third global media network, with a focus on new technologies and pay-for-performance compensation models. Since its launch in 2008, Mediabrands has delivered industry-leading performance and growth.

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We moved Lowe to a hub model, focused on a smaller and more strategic global footprint, and significantly revamped its management team in an effort to turn around its operating performance. Once this approach began to yield positive results, we strengthened Lowe’s capabilities in the key Brazil and U.K. markets through acquisitions and in the U.S. by aligning Deutsch and Lowe in North America to create a more powerful offering from which to service and source multinational clients.

•	Five years ago, we combined accountable marketing and consumer advertising agencies in the unique global offering of Draftfcb, which is now operational throughout all world markets.

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At our marketing services division, Constituency Management Group (“CMG”), we continue to strengthen our market leading public relations and events marketing specialists. In recent years, we built out significant social media practices across CMG agencies and expanded our operations in Latin America, China and the Middle East.

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Our McCann unit continues the transformation of its offering under new global leadership with the delivery of best-in-class integrated marketing communications solutions in all geographic regions for the world’s largest multinational advertisers.

Digital Growth

Demand for our digital marketing services continues to evolve rapidly. In order to meet this need and provide high-value resources to clients, we have in recent years focused our investment in embedding digital talent and technology throughout the organization. This reflects our belief that digital marketing cannot be treated as a stand-alone function, but should, instead, be integrated within all of our companies, mirroring the way in which consumers incorporate digital media into their other media habits, and, ultimately, their day-to-day life. Recruiting and developing digital expertise at all our agencies and in all marketing disciplines is an area in which we continue to invest.

To meet the changing needs of the marketplace, we have acquired or incubated specialty digital assets, such as Reprise Media (search engine marketing), HUGE (e-commerce solutions), Cadreon (demand-side platform) and The IPG Media Lab. We have also continued to invest in existing digital assets such as R/GA, a digital agency and industry leader in the development of award-winning interactive campaigns for global clients, as well as MRM, a leading global digital agency. These companies have unique capabilities and service their own client rosters, while also serving as key digital partners to many of the agencies within IPG.

Fast Growth Regions

We continue to evaluate strategic opportunities to invest and grow in fast-growth geographic regions. In recent years, we have made significant investments in India and Brazil, further strengthening our leadership position in these high-growth, developing markets. Transactions completed in Brazil include the 2011 acquisition of S2 Publicom, a leading public relations company and the 2010 acquisition of CuboCC, a new media and digital marketing services company. We have also expanded the global footprint of R/GA into fast-growth markets like Brazil. Further, our operations in India continue to be best-in-class as we support our strong growth in the region with partnerships and talent investment, giving us a leadership position in this important market. We also hold a majority stake in the Middle East Communication Networks (“MCN”), among the region’s premier marketing services companies. MCN is headquartered in Dubai, with 60 offices across 14 countries. Our partner in Russia is an acknowledged leader in that country. In China, where we operate with all of our global networks and across the full spectrum of marketing services, we continue to invest organically in talent and behind our agency brands. Additional areas of investment in 2011 included key Asia Pacific markets.

Acquisition Strategy

We feel that our company has the appropriate set of assets, capabilities and geographic coverage to succeed in today’s media landscape. However, when an outstanding resource or a strong tactical fit becomes available, IPG has been opportunistic in making tuck-in, niche acquisitions to enhance our offerings. Our focus has been and will continue to be predominantly on digital and analytics, marketing services and international growth markets.

In recent years, IPG has acquired multiple agencies across the marketing spectrum, including firms specializing in digital and social media, healthcare communications, and public relations, as well as agencies with full service capabilities. All acquired agencies have been integrated into one of our global networks or existing agencies.

Financial Objectives

Our long-term financial goals include competitive organic revenue growth and continuing to improve our operating margins, which we expect will further strengthen our liquidity and increase value to our shareholders. Accordingly, we remain focused on meeting the evolving needs of our clients while concurrently managing our cost structure. We continually seek greater efficiency in the delivery of our services, focusing on more effective resource utilization, including the productivity of our employees, real estate, information technology and shared services, such as finance, human resources and legal. The improvements we have made in our financial reporting and business information systems in recent years, and which continue, allow us more timely and actionable insights from our global operations, while our disciplined approach to managing our balance sheet and liquidity provides us with a solid financial foundation and financial flexibility to manage our business.

We believe that our strategy and execution position us to be fully competitive in key growth areas such as digital services and emerging markets, with the talent and creativity to thrive in a content-driven media world, to meet our financial goals and to deliver long-term shareholder value.

For information regarding our financial condition and results of operations as at and for the year ended December 31, 2011, please refer to our annual report on Form 10-K for the year ended December 31, 2011. For information regarding our financial condition and results of operations as at and for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, please refer to our quarterly reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively.

The Offering

Issuer	The Interpublic Group of Companies, Inc.

Securities offered	$300,000,000 principal amount of 2.25% senior notes due November 15, 2017 and $500,000,000 principal amount of 3.75% senior notes due February 15, 2023.

Maturity date	The 2017 Notes will mature on November 15, 2017 and the 2023 Notes will mature on February 15, 2023, unless earlier redeemed by us at our option.

Interest payment dates	In the case of the 2017 Notes, each May 15 and November 15, beginning on May 15, 2013 and ending on the date of maturity. In the case of the 2023 Notes, each August 15 and February 15, beginning on August 15, 2013 and ending on the date of maturity. If any interest payment date would otherwise be a day that is not a business day, such interest payment date shall be made on the next succeeding business day. No interest will accrue on that payment for the period from and after such interest payment date to the date payment is made.

Interest rates	The 2017 Notes will accrue interest at the rate of 2.25% per annum and the 2023 Notes will accrue interest at the rate of 3.75% per annum.

Redemption

We may redeem the Notes of either series, at any time in whole or from time to time in part, in accordance with the redemption provisions described under “Description of the Notes—Optional Redemption” in this prospectus supplement. The redemption price will equal the greater of:

•     100% of the principal amount of the Notes to be redeemed; and

•     a “make-whole” amount, which will equal the sum of the present values of the remaining scheduled payments of principal and interest on such Notes discounted to the redemption date on a semiannual basis at the relevant adjusted treasury rate plus 25 basis points in the case of the 2017 Notes or 35 basis points in the case of the 2023 Notes, plus, in either of the above cases, accrued and unpaid interest on the Notes to, but excluding, the redemption date.

Change of Control Repurchase Event	If we experience a Change of Control Repurchase Event (as defined in “Description of the Notes—Change of Control Offer”), we must offer to repurchase each series of the Notes in cash at a price equal to not less than 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. See “Description of the Notes—Change of Control Offer.”

Denominations	The Notes of each series will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking

The Notes are our general obligations and are not secured by any collateral. Your right to payment under the Notes is:

•    junior to the right of our secured creditors to the extent of their security in our assets;

•    equal with the rights of creditors under our current and future senior unsecured debt, including our amended and restated revolving credit facility;

•    senior to the rights of creditors under debt expressly subordinated to the Notes; and

•    effectively subordinated to the rights of our subsidiaries’ creditors.

Use of proceeds

We intend to apply the net proceeds from the sale of the Notes towards the redemption of our $200 million aggregate principal amount of 4.75% convertible senior notes due 2023 (“4.75% Notes”) and our $600 million aggregate principal amount of 10.0% Senior Notes due 2017 (“10.0% Notes”). We have the right to redeem the 4.75% Notes at par plus accrued interest on or after March 15, 2013. We have the right to redeem the 10.0% Notes at 105% of their principal amount plus accrued interest on or after July 15, 2013, or at any time prior to July 15, 2013 at 100% of their principal amount plus a make-whole amount and accrued interest. If holders convert the 4.75% Notes to shares, we may apply part of the proceeds of this offering toward share repurchases under our share repurchase program.

Pending any such application of the proceeds, the proceeds will be invested temporarily in short-term marketable securities. Any proceeds that are not applied as described above will be used for general corporate purposes. No statement contained in this prospectus supplement shall constitute a notice of redemption under the indentures governing the 4.75% Notes and 10.0% Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture. See “Use of Proceeds.”

Risk factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the information set forth under “Cautionary Note Regarding Forward-Looking Statements and Other Factors” and “Risk Factors” of this prospectus supplement for risks involved with an investment in the Notes.

Trustee and principal paying agent	U.S. Bank National Association

Summary Financial Data

The following tables set forth our consolidated financial data for each of the last three years as well for as the nine months ended September 30, 2012 and 2011. These data, insofar as they relate to each of the years 2009 through 2011, have been derived from our audited financial statements incorporated by reference in this prospectus supplement (other than the December 31, 2009 balance sheet data). The data for the nine months ended September 30, 2012 and 2011 have been derived from our unaudited consolidated financial statements which are also incorporated by reference in this prospectus supplement and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2011, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements and notes thereto and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The historical consolidated financial data are not necessarily indicative of our future performance.

(Amounts in Millions, except Per Share Amounts and Ratios)

	Year ended December 31,			Nine months ended September 30,
	2009	2010	2011	2011	2012
Statement of Operations Data
Revenue	$6,007.4	$6,507.3	$7,014.6	$4,942.0	$4,892.9
Salaries and related expenses	3,961.2	4,117.0	4,402.1	3,263.8	3,258.1
Office and general expenses	1,700.3	1,837.7	1,924.3	1,376.3	1,366.4
Operating income	341.3	548.7	687.2	301.9	268.4
Provision for income taxes	90.1	171.3	190.2	96.5	72.8
Net income[1]	143.4	281.2	551.5	273.2	127.5
Net income available to IPG common stockholders[1]	93.6	271.2	520.7	261.7	121.8
Earnings per share available to IPG common stockholders[1]
Basic	$0.20	$0.57	$1.12	$0.56	$0.28
Diluted	$0.19	$0.47	$0.99	$0.50	$0.27
Other Financial Data
Net cash provided by (used in) operating activities	$540.8	$817.3	$273.5	$(443.9)	$(445.3)
Ratios of earnings to fixed charges	1.7	2.4	3.4	2.6	1.9

	As of December 31,				As of September 30, 2012
	2009	2010	2011
Balance Sheet Data
Cash and cash equivalents and marketable securities[2]	$2,506.1	$2,689.4	$2,315.6		$1,201.6
Total assets	12,263.1	13,070.8	12,876.6		11,728.7
Total debt	1,946.6	1,737.0	1,769.2		1,680.7
Total liabilities	9,449.0	10,212.7	10,135.9		9,081.9
Preferred stock—Series B	525.0	221.5	221.5		221.5
Total stockholders’ equity	2,536.3	2,566.9	2,497.3		2,426.5

[1]

Results for the year ended December 31, 2011 and the nine months ended September 30, 2011 include a pre-tax gain of $132.2 related to the sale of approximately half of our holdings in Facebook, Inc. Basic and diluted earnings per share for the year ended December 31, 2011 included $0.27 and $0.23 per share, respectively, from the gain recorded for the Facebook transaction. Basic and diluted earnings per share includes $0.28 and $0.24 per share, respectively, for the nine months ended September 30, 2011 as a result of the gain recorded from the Facebook transaction.

[2]	Excludes restricted marketable securities.

RISK FACTORS

The Company has set forth risk factors in its most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement. We have also set forth below certain additional risk factors that relate specifically to the Notes. Investing in the Notes involves risks. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement.

Risks Related to the Notes

We are a holding company, and repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

We are a holding company and substantially all of our operations are conducted through our subsidiaries. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes are structurally subordinated to the existing and future liabilities of our subsidiaries.

Our subsidiaries will not guarantee the Notes. As a result, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of all of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the Notes. Our subsidiaries regularly make advances to the holding company as part of our ordinary-course treasury management activities, and the claims of subsidiaries for repayment of these advances rank equally with our other senior indebtedness, including the Notes.

If we are a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur significant additional indebtedness and other liabilities. At September 30, 2012, our subsidiaries were the obligors on approximately $239.5 million of total debt and the substantial majority of our total consolidated liabilities.

An active trading market for the Notes may not develop or continue.

The Notes are new securities for which there currently is no market. We have not listed and do not intend to list the notes on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes after the completion of the offering, they are not obligated to do so, and such market making activities may be discontinued at any time and without notice. We cannot assure you that any market for the Notes will develop or continue. If an active market does not develop or continue, the market price and liquidity of the Notes may be adversely affected.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control triggering events, we will be required to offer to repurchase the Notes. The source of funds for any such purchase of the Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Our failure to repurchase the Notes upon a change of control would cause a default under the indentures governing the Notes and our other securities and our credit facility. In addition, the exercise by the holders of Notes of their right to require us to repurchase the Notes is a default under our credit facility. Any of our future debt agreements may contain similar provisions.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indentures and your ability to transfer or pledge the Notes could be limited.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indentures and your ability to transfer or pledge the Notes could be limited. The Notes of each series will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of Notes in certificated form and will not be considered “holders” of the Notes under the indentures for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indentures and to transfer their interests in the Notes. Your ability to pledge your interest in the Notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $791.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to apply the net proceeds from the sale of the Notes towards the redemption of our $200 million aggregate principal amount of 4.75% Notes and our $600 million aggregate principal amount of 10.0% Notes.

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We have the right to redeem the 4.75% Notes at par plus accrued interest on or after March 15, 2013, and the holders also have the right to require us to purchase the 4.75% Notes at par plus accrued interest on March 15, 2013 and on March 15, 2018. If we redeem, the holders of the 4.75% Notes have the right to convert their notes to shares, after we send a notice of redemption and prior to the redemption date, at a conversion price equivalent to $12.00 per share (subject to adjustment for common stock dividends and certain other events). If holders convert the 4.75% Notes to shares, we may apply part of the proceeds of this offering toward share repurchases under our share repurchase program.

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We have the right to redeem the 10.0% Notes at 105% of their principal amount plus accrued interest on or after July 15, 2013. We also have the right to redeem the 10.0% Notes at any time prior to July 15, 2013 at 100% of their principal amount plus a make-whole amount and accrued interest.

Pending any such application of the proceeds, the proceeds will be invested temporarily in short-term marketable securities. Any proceeds that are not applied as described above will be used for general corporate purposes.

No statement contained in this prospectus supplement shall constitute a notice of redemption under the indentures governing the 4.75% Notes and 10.0% Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	1.6	2.2	1.7	2.4	3.4	1.9

In calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, equity in net income of unconsolidated affiliates and adjustments for net income/(loss) attributable to noncontrolling interests. Fixed charges consist of interest on indebtedness, amortization of debt discount, waiver and other amendment fees, debt issuance costs (all of which are included in interest expense) and the portion of net rental expense deemed representative of the interest component (one-third).

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities, short-term borrowings, long-term debt and stockholders’ equity as of September 30, 2012 and as adjusted to give effect to this offering and the intended application of the net proceeds of this offering. The adjusted figures reflect the issuance of the Notes and the estimated related expenses and underwriting discounts and commissions, and they assume that the net proceeds and other available funds are applied to redeem our outstanding 4.75% Notes at par (which the terms of the 4.75% Notes permit on or after March 15, 2013) and to redeem our outstanding 10.0% Notes at 105% of par (which the terms of the 10.0% Notes permit on or after July 15, 2013). See “Use of Proceeds.”

The data are derived from our unaudited consolidated financial statements. You should read this table in conjunction with “Summary—Summary Financial Data,” which appears elsewhere in this prospectus supplement, and our unaudited consolidated financial statements and related notes and the discussion of our liquidity and capital resources as of September 30, 2012 incorporated by reference in this prospectus supplement.

	September 30, 2012	September 30, 2012
	Actual	As adjusted
(in millions)
Cash, cash equivalents and marketable securities[1]	$1,201.6	$1,162.8

Short-term borrowings:	$200.5	$200.5

Long-term debt:
6.25% Unsecured Notes due 2014	$353.1	$353.1
10.0% Senior Unsecured Notes due 2017	591.6	—
4.75% Convertible Senior Notes due 2023	201.0	—
4.00% Senior Notes due 2022	247.0	247.0
2.25% Senior Notes due 2017	—	299.3
3.75% Senior Notes due 2023	—	498.5
Other notes payable and capitalized leases	87.5	87.5

Total long-term debt	1,480.2	1,485.4

Total debt	$1,680.7	$1,685.9
Stockholders’ equity:
Total stockholders’ equity	$2,426.5	$2,426.5

Total capitalization	$4,107.2	$4,112.4

[1]	Excludes restricted marketable securities.

DESCRIPTION OF THE NOTES

The following description of the terms of the Notes offered in this prospectus supplement and referred to in the accompanying prospectus as the “debt securities” supplements the description of the general terms of debt securities in the accompanying prospectus, which we urge you to read. The Notes of each maturity will constitute a separate series of debt securities and will be issued under the indenture dated as of March 2, 2012 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture for each series of Notes, dated as of the date on which the Notes are originally issued (the “supplemental indentures” and each together with the base indenture, an “indenture” and together the “indentures”) relating to the Notes. The terms of each series of the Notes include those stated in the applicable indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is only a summary of the material provisions of the Notes and the indentures and does not restate those agreements in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the Notes. The form of base indenture is filed as an exhibit to the registration statement of which the accompanying prospectus forms a part. The indentures are available to you without charge by writing to The Interpublic Group of Companies, Inc. at 1114 Avenue of the Americas, New York, New York 10036, Attention: Secretary.

As used in this “Description of the Notes,” unless otherwise indicated, the words “we,” “our” and “us” refer to The Interpublic Group of Companies, Inc. and not any of its subsidiaries. References to “person” or “Person” mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

General

The 2017 Notes will mature on November 15, 2017 and the 2023 Notes will mature on February 15, 2023, unless redeemed in whole as described below under “—Optional Redemption.” The 2017 Notes will accrue interest at the rate of 2.25% per annum and the 2023 Notes will accrue interest at the rate of 3.75% per annum. Interest on the 2017 Notes will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2013. Interest on the 2023 Notes will be payable semi-annually in arrears on August 15 and February 15, commencing on August 15, 2013. We will make each interest payment to the holders of record of the 2017 Notes on the immediately preceding May 1 and November 1, respectively, and to the holders of record of the 2023 Notes on the immediately preceding August 1 and February 1, respectively. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date on which it was most recently paid.

If any interest payment date or the maturity date of any of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that payment otherwise was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date to the date payment is made on such next succeeding Business Day. For this purpose, “business day” means any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

The 2017 Notes issued in this offering will be initially issued in an aggregate principal amount of $300,000,000, and the 2023 Notes issued in this offering will be initially issued in an aggregate principal amount of $500,000,000. We may, without notice to or consent of the holders or beneficial owners of either series of the Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date and public offering price) as such series of Notes. The Notes of each series and any additional notes of such series will constitute a single series under the applicable indenture. The Notes of each series will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The Notes will be our senior unsecured obligations ranking equally with our current and future senior unsecured indebtedness. The Notes are not subject to any sinking fund. We do not intend to list either series of the Notes on any securities exchange.

The accompanying prospectus contains a section entitled “Description of Debt Securities—Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indentures. The Notes are subject to these defeasance provisions.

Optional Redemption

The Notes of each series will be redeemable, as a whole or in part, at our option, at any time or from time to time, upon notice to the registered address of each holder of the Notes of such series at least 30 days but not more than 60 days prior to the redemption. The redemption price will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such Notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below), plus 25 basis points in the case of the 2017 Notes or 35 basis points in the case of the 2023 Notes, plus in either case accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of the foregoing discussion on Optional Redemption, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date for a series of Notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of each series of Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Notes of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date for a series of Notes, the arithmetic average of three Reference Treasury Dealer Quotations (as defined below) for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means each of any three primary U.S. Government securities dealer selected by us, and their respective successors.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on each series of Notes that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to such series of Notes, the amount of the next succeeding scheduled interest payment on the Notes will be reduced by the amount of interest accrued on such series of Notes to, but excluding, such redemption date.

On and after the redemption date for a series of Notes, interest will cease to accrue on the Notes of that series or any portion of the Notes of that series called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of a series are to be redeemed, the Trustee shall select the Notes of that series to be redeemed in accordance with DTC’s policies and procedures.

Change of Control Offer

If a Change of Control Repurchase Event (as defined below) with respect to a series of Notes occurs, unless we have exercised our right to redeem all the Notes of that series as described under “—Optional Redemption,” each holder of Notes of that series will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the applicable indenture. In the Change of Control Offer, we will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest to, but excluding, the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control Repurchase Event with respect to a series of Notes, we will mail a notice to each holder of Notes of that series or otherwise give notice in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase such series of Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of either series of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the applicable indenture, we will comply with the applicable securities laws or regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such indenture by virtue of such compliance.

On the Change of Control Payment Date with respect to a series of Notes, we will, to the extent lawful:

•	accept for payment all Notes of such series or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions thereof so tendered; and

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deliver or cause to be delivered to the Trustee the Notes of such series so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by us.

The paying agent will promptly mail or wire transfer to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note of such series equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If a Change of Control Offer is required to be made with respect to a series of Notes, there can be no assurance that we will have available funds sufficient to pay for all or any of the Notes of such series that might be delivered by holders seeking to accept the Change of Control Offer. In such case, our failure to purchase tendered Notes of such series would constitute an Event of Default under the applicable indenture which may, in turn, constitute a default under our other agreements.

Our principal credit agreement provides that certain change of control events with respect to us would constitute a default thereunder. A default under the credit agreement may result in a default under the applicable indenture if the lenders accelerate the outstanding debt under the credit agreement. Any future credit facilities or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of Notes of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of the Notes, if required to do so, may be limited by our then existing financial resources.

Except as described above with respect to a Change of Control Repurchase Event, the indentures do not contain provisions that permit the holders of each series of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, courts have raised questions about the enforceability of provisions, which are similar to those in the indentures governing the Notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of Notes to require us to repurchase Notes as a result of a change in the composition of directors on our board of directors may be uncertain.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement has been executed by the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our restricted subsidiaries (as defined in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitations on Liens”) taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of us and our restricted subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion on Change of Control Offer, the following definitions are applicable:

“Below Investment Grade Rating Event,” with respect to a series of Notes, means that the Notes of such series become rated below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, warrants, rights, options or other equivalents (however designated) of capital stock or any other equity interest of such Person, including each class of common stock and preferred stock.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our restricted subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act);

(2) the adoption by our shareholders of a plan relating to our liquidation or dissolution;

(3) we (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) become aware of the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of our Voting Stock;

(4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or

(5) we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of more than 50% of the voting power of the Voting Stock of the surviving or transferee Person.

“Change of Control Repurchase Event” in respect of a series of Notes means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of that series of Notes.

“Continuing Directors” means, as of any date of determination, those members of our board of directors, each of whom (1) was a member of such board of directors on the date of original issuance of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch, Inc. (or any successor).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Officers’ Certificate” means a certificate signed by any two of our officers, at least one of whom must be our Chairman of our board of directors, our Chief Executive Officer, our President, our Chief Financial Officer, our Chief Accounting Officer, our Treasurer or our Controller, and delivered to the Trustee.

“Rating Agency” means:

(1) each of Moody’s, S&P and Fitch; and

(2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services (or any successor).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

The Notes benefit from the covenants described under the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus.

Events of Default

The Notes of each series are subject to the events of default described under the section entitled “Description of Debt Securities—Events of Default” in the accompanying prospectus.

MATERIAL U.S. INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to you of the purchase, ownership and disposition of Notes as of the date hereof. This summary deals only with holders that purchase Notes in the initial offering at their issue price and that hold such Notes as capital assets.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the federal income tax consequences to you in light of your particular circumstances. This summary does not address considerations that may be relevant to you if you are an investor subject to special tax rules, such as a bank or other financial institution, a tax-exempt entity, a U.S. Holder (as defined below) that uses a “functional currency” that is not the U.S. dollar, an insurance company, a dealer in securities or foreign currencies, an investor that holds the Notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, a U.S. expatriate, a “controlled foreign corporation” or a “passive foreign investment company.” This summary does not address any taxes other than U.S. federal income taxes.

If an entity classified as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences that will apply to you if you are a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”).

Payments or Accruals of Interest

In general, you must report interest on the Notes as ordinary interest income at the time such payments are accrued or are received, in accordance with your regular accounting method.

Disposition of the Notes

On the sale, exchange or retirement of a Note, you will have taxable gain or loss equal to the difference between the amount you receive (other than amounts representing accrued and unpaid interest, which will be taxed as such) and your tax basis in the Note. Your tax basis in a Note will equal the cost of the Note to you. Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the Note for more than one year at the time of disposition. The deductibility of capital losses is subject to limitation.

If you sell a Note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest included in income as described above and not as sales proceeds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).

Payments or Accruals of Interest

If you are a Non-U.S. Holder, the interest income that you derive in respect of the Notes generally will be exempt from U.S. federal withholding tax, provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations; (ii) you are not a controlled foreign corporation that is related to us through stock ownership; and (iii) either (x) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (y) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, in which case you will generally be subject to U.S. federal income tax on that interest on a net income basis as if you were a U.S. Holder.

You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Disposition of the Notes

If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax and withholding tax on any gain that you realize on the sale, exchange, retirement or other disposition of a Note. This exemption will not apply to you if (i) you are engaged in a trade or business in the United States and gain on the Notes is effectively connected with the conduct of that trade or business (and the gain is attributable to a permanent establishment maintained by you in the United States if that is required by an applicable income tax treaty), in which case you will be subject to U.S. federal income tax on gain that you realize on the sale, exchange, retirement or other disposition of a Note on a net income basis as if you were a U.S. Holder; or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

Payments of principal and interest on, and the proceeds of dispositions of, the Notes may be subject to information reporting and U.S. federal backup withholding if you are a U.S. Holder. In addition, you may be subject to backup withholding in respect of payments on the Notes if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements. If you are a Non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid information reporting. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy this requirement. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, including the underwriting agreement basic provisions incorporated by reference therein, each underwriter named below, for whom Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as representatives, has agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of each series of Notes set forth opposite the underwriter’s name in the following table:

Name	Principal Amount of 2017 Notes	Principal Amount of 2023 Notes
Citigroup Global Markets Inc.	$50,495,000	$84,159,000
J.P. Morgan Securities LLC	$50,495,000	$84,159,000
Morgan Stanley & Co. LLC	$50,495,000	$84,159,000
HSBC Securities (USA) Inc.	$38,613,000	$64,357,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$38,613,000	$64,357,000
UBS Securities LLC	$38,613,000	$64,357,000
Goldman, Sachs & Co.	$5,446,000	$9,076,000
ING Financial Markets LLC	$5,446,000	$9,076,000
Lloyds Securities Inc.	$5,446,000	$9,075,000
Mitsubishi UFJ Securities (USA), Inc.	$5,446,000	$9,075,000
RBC Capital Markets, LLC	$5,446,000	$9,075,000
Wells Fargo Securities, LLC	$5,446,000	$9,075,000

Total	$300,000,000	$500,000,000

The terms agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The terms agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer the Notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the applicable public offering price less a concession not to exceed 0.35% and 0.40% of the principal amount of the 2017 Notes and the 2023 Notes, respectively. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.175% and 0.200% of the principal amount of the 2017 Notes and the 2023 Notes, respectively. After the initial offering of the Notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amounts of the 2017 Notes and the 2023 Notes).

Paid by The Interpublic Group of Companies, Inc.
Per 2017 Note	0.60%
Per 2023 Note	0.65%

We estimate that our total expenses for this offering, other than underwriting discounts and commissions, will be approximately $1.56 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

In connection with the issuance of the Notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

New Issue of Notes

There are currently no public trading markets for the Notes. We have not applied and do not intend to apply to list the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

The Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area which has implemented the Prospectus Directive will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The Notes are not being offered to the public in the United Kingdom.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the offering of the Notes, the person (if any) named as the stabilizing manager(s) (or persons acting on their behalf) may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Tranche of Notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant securities, whichever is the earlier. Any stabilizing action or over-allotment must be conducted by the relevant stabilizing manager (or persons acting on their behalf) in accordance with all applicable laws and rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters relating to the Notes for the underwriters.

PROSPECTUS

The Interpublic Group of Companies, Inc.

Senior

Debt Securities

The Interpublic Group of Companies, Inc. from time to time may offer to sell senior debt securities. The senior debt securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described in a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2012.

We are responsible for the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement, and any related free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus and the applicable prospectus supplement are an offer to sell only the senior debt securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, the applicable prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell senior debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the senior debt securities we may offer. Each time we offer the debt securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the senior debt securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Interpublic,” “Registrant,” “we,” “us,” “our” and the “Company” each refers to The Interpublic Group of Companies, Inc., unless the context indicates otherwise.

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may provide such information or add, update or change the information contained in this prospectus by means of (a) post-effective amendment to the registration statement of which this prospectus is a part, (b) filings we make with the SEC that are incorporated by reference into this prospectus or (c) any other method as may then be permitted under applicable law, rules or regulations. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended, or the “Securities Act.” As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Financial and other information can also be accessed through our website at www.interpublic.com, where we make available, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

The Interpublic Group of Companies, Inc.

Attn: Corporate Secretary

1114 Avenue of the Americas

New York, New York 10036

(212) 704-1200

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this prospectus that are not historical facts, including statements about our beliefs and expectations, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or comparable terminology are intended to identify forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the “Risk Factors” section of our Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition, and our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors together with any additional risk factors disclosed in our SEC reports incorporated in this prospectus by reference or in a prospectus supplement to this prospectus.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally included in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012; and

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2011.

All documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed incorporated by reference into this prospectus. We will not incorporate by reference into this prospectus any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K that we furnish to the SEC after the date of this prospectus, unless and only to the extent specified in that report.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2011.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

The Interpublic Group of Companies, Inc. was incorporated in Delaware in September 1930 under the name of McCann-Erickson Incorporated as the successor to the advertising agency businesses founded in 1902 by A.W. Erickson and in 1911 by Harrison K. McCann. The Company has operated under the Interpublic name since January 1961.

We are one of the world’s premier global advertising and marketing services companies. Through our 42,000 employees in all major world markets, our companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations and specialized communications disciplines. Our agencies create customized marketing programs for many of the world’s largest companies. Comprehensive global services are critical to effectively serve our multinational and local clients in markets throughout the world, as they seek to build brands, increase sales of their products and services and gain market share.

The work we produce for our clients is specific to their unique needs. Our solutions vary from project-based activity involving one agency to long-term, fully integrated campaigns created by multiple IPG agencies working together. With offices in over 100 countries, we can operate in a single region, or deliver global integrated programs.

We are a Delaware corporation. Our principal executive office is located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 704-1200.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds from the sale of the debt securities described in this prospectus for general corporate purposes, which may include, without limitation:

•	redemption and repayment of short-term or long-term borrowings;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	purchases of our common stock; and

•	working capital.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

We may issue senior unsecured general obligations, which we refer to as the “debt securities” in this section. The debt securities will be issued from time to time under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities, between us and U.S. Bank National Association, as trustee. The indenture and any supplemental indenture are technical documents with terms that have defined meanings. The indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We urge you to read the indenture, in particular to understand your rights and our obligations under the covenants described below under “Limitation on Liens”, “Limitations on Sale and Lease-Back Transactions”, “Excepted Indebtedness” and “Consolidation, Merger and Sale of Assets.” The form of indenture is filed as an exhibit to this registration statement.

The following briefly summarizes the material provisions of the indenture. The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The debt securities that may be issued under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be established pursuant to a resolution of our board of directors or in a supplement to the indenture relating to that series.

The debt securities will be our direct unsecured general obligations and will rank senior with any of our indebtedness that is, by its terms, expressly subordinated in right of payment to the debt securities. The debt securities rank equally in right of payment with all our other existing and future unsecured indebtedness that is not so subordinated. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered under this registration statement, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are ourselves a creditor with recognized claims against the subsidiary.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will describe the specific terms relating to the offering. The terms will be set forth in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

(1)	the title of the series of debt securities;

(2)	the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

(3)	the date or dates on which principal and any premium on the debt securities will be payable or the method of determination of principal and any premium;

(4)	the rate or rates at which the debt securities will bear any interest or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

(5)	the place or places where the principal of and any premium and interest on the debt securities will be payable;

(6)	the place or places where the debt securities may be exchanged or transferred;

(7)	the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

(8)	the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

(9)	the minimum denominations in which the debt securities will be issuable, if other than denominations of $1,000 and integral multiples of $1,000;

(10)	if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal and any premium and interest on the debt securities will or may be payable, or in which the debt securities will be denominated, and any particular related provisions;

(11)	if we or a holder may elect that payments of principal of or any premium or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which these payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to these payments will be determined, and any particular related provisions;

(12)	if the amount of payments of principal of and any premium and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

(13)	if any series of debt securities is not subject to our right to defeasance and discharge, or covenant defeasance;

(14)	the period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which we may redeem the debt securities;

(15)	any provisions for the conversion or exchange of debt securities;

(16)	if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

(17)	any changes or additions to events of default or covenants set forth in the indenture with respect to the debt securities;

(18)	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars; and

(19)	any other terms of the debt securities.

Exchange, Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for that purpose in New York City and at any other office or agency maintained for that purpose. In the absence of any provisions to the contrary with respect to any series of debt securities, we will issue the debt securities in denominations of $1,000 and integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

All money paid by us to a paying agent for the payment of principal of and any premium or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to us, provided notice of unclaimed funds has been published in a publication of general circulation, and afterwards the holder of the debt security may look only to us for payment of those amounts.

In the event of any redemption, notice shall be delivered to each holder of debt securities to be redeemed 30 to 60 days prior to redemption.

Covenants

Except as described in this sub-section or as otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Unless otherwise indicated in the applicable prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting. We must file with the trustee, within 45 days after we file the same with the Securities and Exchange Commission (the “SEC”), copies of our annual and quarterly reports and other information that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Limitations on Liens. If we or our majority-owned subsidiaries that meet the requirements of a “restricted subsidiary” incur any indebtedness for borrowed money secured by an interest in or lien on any of our assets or those of any “restricted subsidiary,” we will be required to secure the debt securities equally and ratably with, or, at our option, prior to, this indebtedness. A restricted subsidiary is any majority-owned subsidiary which meets any of the following conditions:

•

our and our other majority-owned subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other majority-owned subsidiaries’ proportionate share of the total assets, after intercompany eliminations, of the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other majority-owned subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

The preceding provisions will not require us to secure the debt securities if the liens consist of either liens securing excepted indebtedness for borrowed money or any of the following:

(1)	liens on property or assets acquired or held by us or any of our restricted subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure indebtedness for borrowed money incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition by us or any of our restricted subsidiaries, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets (so long as the liens do not extend to or cover any property or assets of any character other than the property or assets being acquired);

(2)	liens on property or assets of a person, including any entity, other than us or any of our restricted subsidiaries, existing at the time we or our restricted subsidiaries purchase or acquire the property or asset, so long as the liens were not created in contemplation of the purchase or other acquisition and do not extend to any property or assets other than those so purchased or otherwise acquired;

(3)	liens affecting property or assets of a person, other than us or any of our restricted subsidiaries, existing at the time the person merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a restricted subsidiary, so long as the liens were not created in contemplation of the merger, consolidation or acquisition and do not extend to any property or assets other than those of the person so merged into or consolidated with, or acquired by, us or the restricted subsidiary;

(4)	liens to secure indebtedness for borrowed money owing by a restricted subsidiary to us or to a restricted subsidiary;

(5)	liens existing on the date of initial issuance of the debt securities;

(6)	liens in favor of the United States or any of its states, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

(7)	liens on any property to secure all or part of the cost of its alteration, repair or improvement or indebtedness for borrowed money incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

(8)	purchase money liens on personal property;

(9)	liens created in connection with a capitalized lease obligation, but only to the extent that those liens encumber property financed by that capitalized lease obligation and the principal component of that capitalized lease obligation is not increased;

(10)	liens on property arising in connection with a securities repurchase transaction;

(11)	liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as those proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution on the liens is stayed, and for which we have established any reserves required in accordance with generally accepted accounting principles, or GAAP;

(12)	carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings diligently pursued, so long as any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement, and provision for the payment of the liens has been made on our books to the extent required by GAAP;

(13)	easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any restricted subsidiary;

(14)	pledges or deposits to secure obligations under workers’ compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

(15)	liens securing the performance of, or payment in respect of, bids, tenders, government contracts, other than for the repayment of borrowed money, surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(16)	any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business;

(17)	any contractual right of set-off or any contractual right to charge or contractual security interest in or lien on our accounts or the accounts of any of our restricted subsidiaries to effect the payment of amounts to a depositary institution whether or not due and payable in respect of any indebtedness for borrowed money or financing arrangement and any other lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18)	liens arising in the ordinary course of banking transactions and securing indebtedness for borrowed money in an aggregate amount of not more than $15.0 million that matures not more than one year after the date on which it is originally incurred;

(19)	any liens on assets of our subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor under or in connection with short-term working capital lines of credit or overdraft facilities, in each case entered into in the ordinary course of business;

(20)	any liens on any asset of any person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such person becomes or became a restricted subsidiary of ours or is merged into or consolidated with us or any of our restricted subsidiaries (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for liens which, together with all other liens permitted under this clause (20), would encumber assets representing more than 5.0% of the consolidated accounts receivable of us and our consolidated subsidiaries as reflected in the consolidated balance sheet of us and our consolidated subsidiaries for our fiscal quarter most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

(21)	any liens arising out of an interest bearing cash deposit account to be established and maintained by the lender or lenders (or their agent) under any credit facility with a bank or a syndicate of banks; and

(22)	extensions, renewals, refinancings or replacements of any lien referred to in the above items, so long as the lien does not extend to or cover any of our property or that of the applicable restricted subsidiary, as the case may be, other than the property specified in these items and improvements to that property.

We refer to the liens described above as “permitted liens.”

Limitations on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell or transfer any assets with the intention of entering into a lease of the assets for a term of more than three years unless:

(1)	the assets have not been owned by us or any of our restricted subsidiaries or have not been in full operation for more than one year prior to the sale or transfer;

(2)	we or the restricted subsidiary could incur indebtedness for borrowed money secured by a lien on the assets at least equal in amount to the “attributable debt” (as defined below) with respect to the transaction without equally and ratably securing the debt securities under the limitation on liens in the indenture;

(3)	we apply an amount equal to the value of those assets within 180 days of the sale of those assets

(a)	to the defeasance or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by way of payment at maturity, of the debt securities or other indebtedness for borrowed money incurred by us or a restricted subsidiary that matures more than one year after the creation of the indebtedness, or

(b)	to the purchase, construction or development of other property; or

(4)	the transaction is between us and any of our restricted subsidiaries or between our restricted subsidiaries.

The term “attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of:

(1)	the fair market value of the property subject to the transaction, as determined in good faith by our Board of Directors;

(2)	the present value, discounted at the lease’s identified or implicit rate of interest, if determinable, of the total net amount of rent (as defined below) required to be paid under the lease during the remaining term of the lease, including any renewal term or period for which the lease has been extended; or

(3)	if the obligation with respect to the sale and lease-back transaction constitutes an obligation that we must classify and account for as a capitalized lease for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of the obligation determined in accordance with GAAP and included in the financial statements of the lessee.

The term “rent” does not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (a) the net amount determined assuming termination upon the first date the lease may be terminated, in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease subsequent to the first day upon which it may be so terminated and (b) the net amount determined assuming no termination.

Excepted Indebtedness. Notwithstanding the limitations on liens and sale and lease-back transactions described above, and without limiting our or any restricted subsidiary’s ability to issue, incur, create, assume or guarantee indebtedness for borrowed money secured by permitted liens, we or any restricted subsidiary will be permitted to incur indebtedness for borrowed money secured by a lien or may enter into a sale and lease-back transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the indebtedness for borrowed money is incurred and after giving effect to this indebtedness, the sum of (a) the aggregate principal amount of all indebtedness for borrowed money secured by liens, other than permitted liens, or, if less, the fair market value of the property subject to the lien, as determined in good faith by our Board of Directors and (b) the attributable debt of all our sale and lease-back transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed 15% of:

(1)	our total assets and those of our majority-owned subsidiaries, including, without limitation, all items that are treated as intangibles in accordance with GAAP, less

(2)	our total liabilities and those of our majority-owned subsidiaries, including, without limitation, all deferred taxes, in each case determined on a consolidated basis and in accordance with GAAP (but without giving effect to any cumulative translation adjustments, whether positive or negative).

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

(1)	we are the continuing corporation or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

(2)	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation will succeed to and be substituted for us, and may exercise our rights and powers under the indenture, and afterwards, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and all outstanding debt securities.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the “Events of default” contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding:

(1)	default in the payment of interest on such debt security when due that continues for a period of 30 days;

(2)	default in the payment of principal of or premium on such debt security when due and payable;

(3)	default in the deposit of any sinking fund payment on that series when due;

(4)	if the terms of the debt securities include a requirement to conduct an offer to repurchase the debt securities in the event of a change of control or change of control triggering event, failure by us to repurchase such debt securities or make such a change of control offer in a timely manner as required under such debt securities;

(5)	failure to comply in any material respect with any of our other covenants, agreements or warranties contained in the indenture for a period of 60 days after notice to us by the trustee or by the holders of at least 25% in principal amount of such debt securities;

(6)	the occurrence of an event of default within the meaning of any mortgage, indenture or debt instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness for borrowed money, other than such debt securities, whether the indebtedness now exists or shall hereafter be incurred, in an amount in excess of $50.0 million and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled within 10 days after written notice to us from the trustee (if the event be known by it) or to us and to the trustee from the holders of at least 25% in principal amount of such outstanding debt securities; provided, however, that if, prior to a declaration of acceleration of the maturity of such debt securities or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

(7)	the occurrence of an event of bankruptcy, insolvency or reorganization with respect to us and our restricted subsidiaries, as described in the indenture.

No event of default with respect to a particular series of debt securities, except as to those events involving bankruptcy, insolvency or reorganization with respect to us as described in the applicable indenture, necessarily constitutes an event of default with respect to any other series of debt securities.

In general, the indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of such debt securities. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of such series of debt securities to do so.

If there is a continuing event of default beyond any grace period permitted under the indenture, the trustee or the holders of at least 25% in principal amount of a series of debt securities may require us to repay immediately the unpaid principal of and interest on all such debt securities. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us, the principal, or the specified portion of the principal, of and interest on all such debt securities will become immediately payable without any act on the part of the trustee or any holder of such debt securities. Subject to conditions, the holders of a majority in principal amount of any series of debt securities may rescind any acceleration of repayment and may waive past defaults, except a default in payment of the principal of, and any premium or interest on, any debt security of such series, payments to the trustee and some covenant defaults under the terms of such debt securities.

Under the terms of the indenture, the trustee may refuse to enforce the indenture or the terms of a series of debt securities unless it first receives satisfactory security or indemnity from the holders of the debt securities of such series. Subject to limitations specified in the indenture, the holders of a majority in principal amount of debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of a debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to such debt securities;

(2)	the holders of at least 25% in principal amount of such debt securities have made a written request to the trustee and offered indemnity reasonably satisfactory to it to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of such debt securities a direction inconsistent with the request and has failed to institute the proceeding within 60 days; and

(3)	it being understood and intended that no holder of any such debt securities that avails itself of the conditional right to seek a remedy, may disturb or prejudice the rights of any other holders of such debt securities.

Despite the enforcement restrictions described above, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on such debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any payment.

We are required to furnish to the trustee, within 90 days of the end of our fiscal year, a statement by some of our officers as to whether or not, to their knowledge, there has been any default or event of default that occurred prior to the end of the fiscal year that is continuing.

Modification of the Indenture

The indenture permits us and the trustee to amend the indenture and any supplemental indenture with respect to any series of debt securities without the consent of holders:

(1)	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the debt securities;

(2)	to add to our covenants for the benefit of the holders of debt securities or to the events of default or to surrender any of our rights or powers under the applicable indenture or to make other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

(3)	to cure any ambiguity, defect or inconsistency; and

(4)	for other purposes as described in the indenture.

The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each affected series voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no amendment may:

(1)	change the maturity of the principal of or any premium on or any installment of principal or interest on any debt security;

(2)	reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of these items are determined;

(3)	reduce the amount of principal payable upon acceleration of maturity;

(4)	change the place of payment where, or the currency or currency unit in which, any debt security or any premium, interest on the debt security is payable;

(5)	reduce the percentage in principal amount of debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults; or

(6)	reduce the principal of or change the fixed maturity of any debt security or alter the provisions, waive any payment, or otherwise change our obligation in a manner adverse to the holder with respect to the redemption of the debt securities other than, if applicable under the terms of the debt securities, provisions relating to an obligation to conduct an offer to repurchase the debt securities in the event of a change of control or change of control triggering event (except to the extent provided in clause (7) below);

(7)	amend, change or modify our obligation to make and consummate an offer to repurchase the debt securities in the event of a change of control or change of control triggering event in accordance with the relevant terms of the debt securities after such change of control or change of control triggering event has occurred, including amending, changing or modifying any definition relating thereto after the change of control or change of control triggering event has occurred; or

(8)	modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture, except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indenture.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may elect either:

(1)	to be discharged from all our obligations in respect of a series of debt securities, except for our obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as “defeasance”), or

(2)	to be released from our obligations to comply with some restrictive covenants applicable to a series of debt securities (we will refer to this release as “covenant defeasance”);

in either case upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on such series of debt securities when due. We may establish this trust only if, among other things, we have delivered an opinion of counsel to the trustee to the effect that the holders of such series of debt securities (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the indenture.

We may exercise the defeasance option with respect to a series of debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of such series of debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of such series of debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on such series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Concerning the Trustee

U.S. Bank National Association, a national banking association under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia, will serve as trustee under the indenture.

The indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. However, if the trustee acquires any conflicting interest as described under the Trust Indenture Act, it must eliminate the conflict or resign.

BOOK-ENTRY PROCEDURES

The securities offered by this prospectus may be issued in the form of one or more global certificates, each of which we refer to as a global security, registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally, the book-entry systems operated by The Depository Trust Company, or “DTC,” in the United States, and Euroclear Bank S.A./N.V., or the “Euroclear Operator,” as operator of the Euroclear System, or “Euroclear,” and Clearstream Banking S.A., or “Clearstream,” in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate representing the person’s interest in the global securities except as set forth herein or in the applicable prospectus supplement. Unless and until definitive securities are issued, all references to actions by holders of securities issued in global form refers to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refers to payments and notices to DTC or its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among the clearing system through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures and these procedures may be modified or discontinued at any time. Neither we, nor any trustee, nor any registrar and transfer agent with respect to securities offered hereby will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Unless otherwise specified in the applicable prospectus supplement, the securities in the form of a global security will be registered in the name of DTC or a nominee of DTC.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, or “DTC participants,” and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, or “indirect DTC participants,” for example banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between DTC participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal of and interest on the securities. DTC participants and indirect DTC participants with which investors have accounts with respect to the securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate of that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of securities (including, without limitation, the presentation of securities for exchange) only at the direction of one or more participants to whose account with DTC interests in the relevant securities are credited, and only in respect of the portion of the aggregate principal amount of the securities as to which that participant or those participants has or have given the direction. However, in certain circumstances, DTC will exchange the global securities held by it for certificated securities, which it will distribute to its participants.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

Euroclear is operated by the Euroclear Operator, under contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearstream

Clearstream is incorporated as a limited liability company under Luxembourg law. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between

Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters for the Securities. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

PLAN OF DISTRIBUTION

Terms of Sale

We will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds to us from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price of the securities;

•	any concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Any underwriters, dealers or agents participating in a sale of securities may be considered to be underwriters under the Securities Act. Furthermore, any discounts or commissions received by them may be considered to be underwriting discounts and commissions under the Securities Act. We may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from us for payments they make relating to these liabilities.

Method of Sale

We may sell the securities in any of these ways:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.

If underwriters are used in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters will also be obligated to purchase all the securities of an issue if any are purchased. Any initial public offering price or any concession allowed or reallowed or paid to dealers may be changed.

We may also sell the securities directly or through agents. Any agent will be named and any commissions payable to the agent will be set forth in the applicable prospectus supplement. Any agent will act on a reasonable best efforts basis for the period of its appointment unless the applicable prospectus supplement states otherwise.

We may authorize underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price set forth in the applicable prospectus supplement using delayed delivery contracts. These contracts provide for payment and delivery on one or more specified dates in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Any restrictions on the offer, sale or delivery of bearer securities to United States persons or within the United States in connection with the original issuance of the debt securities will be described in the applicable prospectus supplement. Such prospectus supplement will also describe any restrictions on the sale of securities in other jurisdictions if and as appropriate.

Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the debt securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$800,000,000

THE INTERPUBLIC GROUP OF COMPANIES, INC.

$300,000,000 2.25% Senior Notes Due 2017

$500,000,000 3.75% Senior Notes Due 2023

PROSPECTUS SUPPLEMENT

November 5, 2012

Joint Book-Running Managers

Citigroup	J.P. Morgan	Morgan Stanley

BofA Merrill Lynch	HSBC	UBS Investment Bank

Co-Managers

Goldman, Sachs & Co.
ING
Lloyds Securities
Mitsubishi UFJ Securities
RBC Capital Markets
Wells Fargo Securities